                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0145
                                                  Expires:     November 30, 1999
                                                  Estimated average burden
                                                  hours per response ..... 14.90
                                                  ------------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1  )*


                         ONE PRICE CLOTHING STORES INC
________________________________________________________________________________
                                (Name of Issuer)


                                 COMMON SHARES
________________________________________________________________________________
                         (Title of Class of Securities)


                                  682411202000
                             _______________________
                                 (CUSIP Number)

                                    12/28/01
________________________________________________________________________________
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [X]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 7 pages

CUSIP No. 682411202000                13G/A                    Page 2 of Pages 7
________________________________________________________________________________
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     ASHRAF ADHI    SS# ###-##-####
________________________________________________________________________________
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
________________________________________________________________________________
3.   SEC Use Only

________________________________________________________________________________
4.   Citizenship or Place of Organization

     UNITED STATES OF AMERICA
________________________________________________________________________________
               5.   Sole Voting Power
  NUMBER OF         232,705
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          232,705
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON           232,705
   WITH:       _________________________________________________________________
               8.   Shared Dispositive Power
                    232,705
________________________________________________________________________________
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     232,705
________________________________________________________________________________
10.  Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)                                                 [_]
________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row (11)

     7.9 %
________________________________________________________________________________
12.  Type of Reporting Person (See Instructions)

     INDIVIDUAL
________________________________________________________________________________

CUSIP No. 682411202000               13G/A                     Page 3 of Pages 7
________________________________________________________________________________
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     MOHAMMAD AYUB SORATHIA                      NONE
________________________________________________________________________________
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
________________________________________________________________________________
3.   SEC Use Only

________________________________________________________________________________
4.   Citizenship or Place of Organization

     PAKISTAN
________________________________________________________________________________
               5.   Sole Voting Power
  NUMBER OF         232,705
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          232,705
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON           232,705
    WITH:      _________________________________________________________________
               8.   Shared Dispositive Power
                    232,705
________________________________________________________________________________
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     232,705
________________________________________________________________________________
10.  Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)                                                 [_]
________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row (11)

     7.9 %
________________________________________________________________________________
12.  Type of Reporting Person (See Instructions)

     INDIVIDUAL
________________________________________________________________________________

CUSIP No. 682411202000                13G/A                    Page 4 of Pages 7
________________________________________________________________________________
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     MUHAMMAD MUNAF ATARA                   NONE
________________________________________________________________________________
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
________________________________________________________________________________
3.   SEC Use Only

________________________________________________________________________________
4.   Citizenship or Place of Organization

     PAKISTAN
________________________________________________________________________________
               5.   Sole Voting Power
  NUMBER OF         232,705
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          232,705
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON           232,705
    WITH:      _________________________________________________________________
               8.   Shared Dispositive Power
                    232,705
________________________________________________________________________________
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     232,705
________________________________________________________________________________
10.  Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)                                                 [_]
________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row (11)

     7.9%
________________________________________________________________________________
12.  Type of Reporting Person (See Instructions)

     INDIVIDUAL
________________________________________________________________________________

CUSIP No.  682411202000                13G/A                   Page 5 of Pages 7

________________________________________________________________________________
Item 1(a).  Name of Issuer:

ONE PRICE CLOTHING STORES INC
________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

HWY 290 COMMERCE PARK, 1875 E. MAIN STREET, DUNCAN SC
________________________________________________________________________________
Item 2(a).  Name of Person Filing:

ASHRAF ADHI
________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

1950 SUGAR LAKE COURT, LAWRENCEVILLE GA 30043-5050
________________________________________________________________________________
Item 2(c).  Citizenship:

UNITED STATES OF AMERICA
________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

COMMON SHARES
________________________________________________________________________________
Item 2(e).  CUSIP Number:

                  682411202000
________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [X]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


     If this statement is filed pursuant to Rule 13d-1(c), check this box.   [_]

CUSIP No. 682411202000                    13G/A                Page 6 of Pages 7


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:  232,705


     (b)  Percent of class:   7.9%


     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote        232,705


          (ii)  Shared power to vote or to direct the vote      232,705


          (iii) Sole power to dispose or to direct the disposition of   232,705


          (iv)  Shared power to dispose or to direct the disposition of  232,705


________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

                          N/A
________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

AYUB MUHAMMAD SORATHIA , MOHAMMAD MUNAF ATARA
________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                                   N/A
________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

MOHAMMAD AYUB SORATHIA  -  INDIVIDUAL
MOHAMMAD MUNAF ATARA    -  INDIVIDUAL
ASHRAF ADHI             -  INDIVIDUAL
________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

                          N/A
________________________________________________________________________________
Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   January 22nd, 2002
                                        ----------------------------------------
                                                        (Date)



                                                     /S/ Ashraf Adhi
                                        ----------------------------------------
                                                      (Signature)


                                                     Ashraf Adhi
                                        ----------------------------------------
                                                      (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                       7